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                                                                   EXHIBIT n(3)

                 THIRD AMENDED AND RESTATED MULTIPLE CLASS PLAN
                                       OF
                           THE AIM FAMILY OF FUNDS--Registered Trademark--


1. This Third Amended and Restated Multiple Class Plan (the "Plan") adopted in accordance with Rule 18f-3 under the Act shall govern the terms and conditions under which the Funds may issue separate Classes of Shares representing interests in one or more Portfolios of each Fund.

2. Definitions. As used herein, the terms set forth below shall have the meanings ascribed to them below.

           (a)  Act - Investment Company Act of 1940, as amended.

           (b) AIM Cash Reserve Shares - shall mean the AIM Cash Reserve Shares Class of AIM Money Market Fund, a Portfolio of AIM Funds Group.

           (c)  CDSC - contingent deferred sales charge.

           (d) CDSC Period - the period of years following acquisition of Shares during which such Shares may be assessed a CDSC upon redemption.

           (e) Class - a class of Shares of a Fund representing an interest in a Portfolio.

           (f) Class A Shares - shall mean those Shares designated as Class A Shares in the Fund's organizing documents.

           (g) Class B Shares - shall mean those Shares designated as Class B Shares in the Fund's organizing documents.

           (h) Class C Shares - shall mean those Shares designated as Class C Shares in the Fund's organizing documents.

           (i)  Directors - the directors or trustees of a Fund.

           (j) Distribution Expenses - expenses incurred in activities which are primarily intended to result in the distribution and sale of Shares as defined in a Plan of Distribution and/or agreements relating thereto.

           (k) Distribution Fee - a fee paid by a Fund to the Distributor to compensate the Distributor for Distribution Expenses.

           (l) Distributor - A I M Distributors, Inc. or Fund Management Company, as applicable.

           (m) Fund - those investment companies advised by A I M Advisors, Inc. which have adopted this Plan.

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           (n)  Institutional Shares - shall mean Shares of a Fund
                representing an interest in a Portfolio offered for sale to institutional customers as may be approved by the Directors from time to time and as set forth in the Fund's prospectus.

           (o) Plan of Distribution - Any plan adopted under Rule 12b-1 under the Act with respect to payment of a Distribution Fee and/or Service Fee.

           (p) Portfolio - a series of the Shares of a Fund constituting a separate investment portfolio of the Fund.

           (q) Service Fee - a fee paid to financial intermediaries for the ongoing provision of personal services to Fund shareholders and/or the maintenance of shareholder accounts.

           (r) Share - a share of common stock of or beneficial interest in a Fund, as applicable.

3.         Allocation of Income and Expenses.

           (a) Distribution Fees and Service Fees - Each Class shall bear directly any and all Distribution Fees and/or Service Fees payable by such Class pursuant to a Plan of Distribution adopted by the Fund with respect to such Class.

           (b) Transfer Agency and Shareholder Recordkeeping Fees - Each Class shall bear directly the transfer agency fees and expenses and other shareholder recordkeeping fees and expenses specifically attributable to that Class; provided, however, that where two or more Classes of a Portfolio pay such fees and/or expenses at the same rate or in the same amount, those Classes shall bear proportionately such fees and expenses based on the relative net assets attributable to each such Class.

           (c) Allocation of Other Expenses - Each Class shall bear proportionately all other expenses incurred by a Fund based on the relative net assets attributable to each such Class.

           (d) Allocation of Income, Gains and Losses - Except to the extent provided in the following sentence, each Portfolio will allocate income and realized and unrealized capital gains and losses to a Class based on the relative net assets of each Class. Notwithstanding the foregoing, each Portfolio that declares dividends on a daily basis will allocate income on the basis of settled shares.

           (e) Waiver and Reimbursement of Expenses - A Portfolio's adviser, underwriter or any other provider of services to the Portfolio may waive or reimburse the expenses of a particular Class or Classes.

4. Distribution and Servicing Arrangements. The distribution and servicing arrangements identified below will apply for the following Classes offered by a Fund with respect to a Portfolio. The provisions of the Fund's prospectus describing the distribution and servicing arrangements in detail are incorporated herein by this reference.


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           (a)  Class A Shares. Class A Shares shall be offered at net asset value plus a front-end sales charge as approved from time to time by the Directors and set forth in the Fund's prospectus, which sales charge may be reduced or eliminated for certain money market fund shares, for larger purchases, under a combined purchase privilege, under a right of accumulation, under a letter of intent or for certain categories of purchasers as permitted by Section 22(d) of the Act and as set forth in the Fund's prospectus. Class A Shares that are not subject to a front-end sales charge as a result of the foregoing shall be subject to a CDSC for the CDSC Period set forth in Section 5(a) of this Plan if so provided in the Fund's prospectus. The offering price of Shares subject to a front-end sales charge shall be computed in accordance with Rule 22c-1 and Section 22(d) of the Act and the rules and regulations thereunder. Class A Shares shall be subject to ongoing Service Fees and/or Distribution Fees approved from time to time by the Directors and set forth in the Fund's prospectus.

           (b) Class B Shares. Class B Shares shall be (i) offered at net asset value, (ii) subject to a CDSC for the CDSC Period set forth in Section 5(b), (iii) subject to ongoing Service Fees and Distribution Fees approved from time to time by the Directors and set forth in the Fund's prospectus, and (iv) converted to Class A Shares eight years from the end of the calendar month in which the shareholder's order to purchase was accepted, as set forth in the Fund's prospectus.

           (c) Class C Shares. Class C Shares shall be (i) offered at net asset value, (ii) subject to a CDSC for the CDSC Period set forth in Section 5(c), and (iii) subject to ongoing Service Fees and Distribution Fees approved from time to time by the Directors and set forth in the Fund's prospectus.

           (d) Institutional Shares. Institutional Shares shall be (i) offered at net asset value, (ii) offered only to certain categories of institutional customers as approved from time to time by the Directors and as set forth in the Fund's prospectus and (iii) may be subject to ongoing Service Fees and/or Distribution Fees as approved from time to time by the Directors and set forth in the Fund's prospectus.

           (e)  AIM Cash Reserve Shares. AIM Cash Reserve Shares shall be
                (i) offered at net asset value and (ii) subject to ongoing Service Fees and/or Distribution Fees approved from time to time by the Directors and set forth in the Fund's prospectus. AIM Cash Reserve Shares acquired through exchange of Class A Shares of another Portfolio may be subject to a CDSC for the CDSC Period set forth in Section 5(a) of this Plan if so provided in the Fund's prospectus.

5. CDSC. A CDSC shall be imposed upon redemptions of Class A Shares that do not incur a front-end sales charge and of Class B Shares and Class C Shares as follows:

           (a) Class A Shares. The CDSC Period for Class A Shares shall be 18 months. The CDSC Rate shall be as set forth in the Fund's prospectus, the relevant portions of which are incorporated herein by this reference. No CDSC shall be imposed on Class A Shares unless so provided in a Fund's prospectus.

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           (b)  Class B Shares. The CDSC Period for the Class B Shares
                shall be six years. The CDSC Rate for the Class B Shares shall be as set forth in the Fund's prospectus, the relevant portions of which are incorporated herein by this reference.

           (c) Class C Shares. The CDSC Period for the Class C Shares shall be one year. The CDSC Rate for the Class C Shares shall be as set forth in the Fund's prospectus, the relevant portions of which are incorporated herein by reference.

           (d) Method of Calculation. The CDSC shall be assessed on an amount equal to the lesser of the then current market value or the cost of the Shares being redeemed. No sales charge shall be imposed on increases in the net asset value of the Shares being redeemed above the initial purchase price. No CDSC shall be assessed on Shares derived from reinvestment of dividends or capital gains distributions. The order in which Shares are to be redeemed when not all of such Shares would be subject to a CDSC shall be determined by the Distributor in accordance with the provisions of Rule 6c-10 under the Act.

           (e) Waiver. The Distributor may in its discretion waive a CDSC otherwise due upon the redemption of Shares on terms disclosed in the Fund's prospectus or statement of additional information and, for the Class A Shares and AIM Cash Reserve Shares, as allowed under Rule 6c-10 under the Act.

6. Exchange Privileges. Exchanges of Shares shall be permitted between Funds as follows:

           (a) Class A Shares may be exchanged for Class A Shares of another Portfolio or AIM Cash Reserve Shares, subject to certain limitations set forth in the Fund's prospectus as it may be amended from time to time, relevant portions of which are incorporated herein by this reference.

           (b) Class B Shares may be exchanged for Class B Shares of another Portfolio at their relative net asset value.

           (c) Class C Shares may be exchanged for Class C Shares of any other Portfolio at their relative net asset value.

           (d) AIM Cash Reserve Shares may be exchanged for Class A Shares, Class B Shares or Class C Shares of another Portfolio, subject to certain limitations set forth in the Fund's prospectus as it may be amended from time to time, relevant portions of which are incorporated herein by this reference.

           (e) Depending upon the Portfolio from which and into which an exchange is being made and when the shares were purchased, shares being acquired in an exchange may be acquired at their offering price, at their net asset value or by paying the difference in sales charges, as disclosed in the Fund's prospectus and statement of additional information.

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           (f)  CDSC Computation. The CDSC payable upon redemption of
                Class A Shares, Class B Shares, Class C Shares and AIM Cash Reserve Shares subject to a CDSC shall be computed in the manner described in the Fund's prospectus.

7. Service and Distribution Fees. The Service Fee and Distribution Fee applicable to any Class shall be those set forth in the Fund's prospectus, relevant portions of which are incorporated herein by this reference. All other terms and conditions with respect to Service Fees and Distribution Fees shall be governed by the Plan of Distribution adopted by the Fund with respect to such fees and Rule 12b-1 of the Act.

8.         Conversion of Class B Shares.

           (a) Shares Received upon Reinvestment of Dividends and Distributions - Shares purchased through the reinvestment of dividends and distributions paid on Shares subject to conversion shall be treated as if held in a separate sub-account. Each time any Shares in a Shareholder's account (other than Shares held in the sub-account) convert to Class A Shares, a proportionate number of Shares held in the sub-account shall also convert to Class A Shares.

           (b) Conversions on Basis of Relative Net Asset Value - All conversions shall be effected on the basis of the relative net asset values of the two Classes without the imposition of any sales load or other charge.

           (c) Amendments to Plan of Distribution for Class A Shares - If any amendment is proposed to the Plan of Distribution under which Service Fees and Distribution Fees are paid with respect to Class A Shares of a Fund that would increase materially the amount to be borne by those Class A Shares, then no Class B Shares shall convert into Class A Shares of that Fund until the holders of Class B Shares of that Fund have also approved the proposed amendment. If the holders of such Class B Shares do not approve the proposed amendment, the Directors of the Fund and the Distributor shall take such action as is necessary to ensure that the Class voting against the amendment shall convert into another Class identical in all material respects to Class A Shares of the Fund as constituted prior to the amendment.

9. Effective Date. This Plan shall not take effect until a majority of the Directors of a Fund, including a majority of the Directors who are not interested persons of the Fund, shall find that the Plan, as proposed and including the expense allocations, is in the best interests of each Class individually and the Fund as a whole.

10. Amendments. This Plan may not be amended to materially change the provisions of this Plan unless such amendment is approved in the manner specified in Section 9 above.



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